EMPLOYMENT AGREEMENT

Between

Coty Services UK
hereinafter: the "Company"

Coty Inc.
hereinafter: "Coty"

And

Esra Erkal-Paler
hereinafter: the "Employee"
Preamble    2
1.     Employment, Description of Scope    2
2.     Additional Responsibilities, Directorships, Offices    3
3.     Compensation    3
4.     Benefits    4
5.     Termination    5
6.     Inventions, Industrial Rights    6
7.     Code of Business Conduct, Confidentiality    6
8.     General    7

Preamble

The Company, Coty Services UK is a direct or indirect subsidiary of Coty Inc., ("Coty") which has its head offices at Empire State Building, 350 Fifth Avenue, New York, NY 10118. This agreement forms part of the

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Employee’s contract of employment, along with the Employee’s Statement of APP Terms and Conditions of Employment.

1.     Employment, Description of Scope

1.1.
The Employee shall start employment in her new assignment with effect from no later than May 15th, 2018. The employment shall be for an indefinite period. Normal working hours are 35 hours per week however you are expected to work further hours as may be necessary to fulfil your duties or the needs of the business.

1.2.
The Employee shall act as Chief Corporate Affairs Officer and will be member of the Executive Committee of Coty. The full description of this role is as described in the conversation between the Employee and the Company. The Company reserves the right to transfer the Employee to another position according to Employee's professional qualifications. In performing her duties the Employee shall comply with all local laws, the articles of association, the by-laws of the Company and resolutions of the Company's Board. The Employee shall report to The Chief Human Resources Officer In the execution of the Employee's duties, the Employee shall follow Company and Coty policies.

1.3.
The Employee's authority to represent the Company is governed by the by-laws of the Company, as well as specific directions given to the Employee by the Company's Board, and by Employee's business leader. The Company retains the right to appoint other representatives in addition to the Employee.

1.4.
The Employee will coordinate her activities with the appropriate divisions, departments and companies within Coty, as designated by her business leader. The Employee may also be directed to report to members of Coty in addition to normal reporting lines existing within the Company.

If there are conflicting instructions at Company and Coty level, the Employee will contact the next higher level within Coty in order to have the conflict resolved.

All personnel matters with respect to the Employee are exclusively handled by the Company which will coordinate internally with Coty.

1.5.
The place of employment shall be the Company's office at 20 Eastbourne Terrace, London, W2 6LE provided, however, that within the normal course of her duties the Employee may be required to travel extensively and that Employee may be required to relocate in accordance with the Company's needs or as directed by Coty.

2.     Additional Responsibilities, Directorships, Offices

2.1.
The employment is on full-time basis; the Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of Companies belonging to Coty or as representative on industry panels etc. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws, in which case it shall be deducted from Employee’s base salary, and travel expenses.

2.2.
Coty may, without an obligation to do so, offer the employee to take over a directorship in one or more companies of Coty or offer or encourage the Employee to accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the interests of Coty within that company or organization in addition to her obligations under the present Employment Agreement. Should a conflict arise between the Employee's obligations to the Company and her other directorship(s) the Employee will advise Coty accordingly.

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In performing her duties as a director or representative the Employee will report to Coty or such person as Coty may direct.

2.3.
The Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in the preceding paragraph) whenever so directed by the Company and/or Coty and immediately so upon termination of employee's work duties for the Company unless expressly provided otherwise in writing. Any shares in the affiliates of the Company held by the employee, at Coty's or the Company's direction, shall be transferred immediately, whenever and as the Company or Coty directs and upon termination of Employee's work duties.

3.     Compensation

3.1.
The Employee shall receive a basic annual gross salary of £250,000, which shall be payable in 12 equal installments subject to the deduction of statutory charges, such as tax, social security, and health insurance (where applicable). The Company may decide to change the intervals of payment by introducing weekly or bi-weekly payment or in any other intervals, at the Company's discretion and if permitted by local laws. The annual salary shall be reviewed in regular annual intervals.

The Employee acknowledges that the salary payable under the preceding paragraph has been determined in light of overtime which may be incurred from time to time by the Employee and is inclusive of any additional compensation due in consideration for such overtime under local laws.

3.2.	In addition to annual base salary the Employee shall continue to be part of the Coty Annual Performance Plan ("APP") with a Target Award at 50% of Employee's basic gross annual salary.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of her award is not guaranteed by Coty or any entity of Coty, except as provided in the APP.

In determining the Employee's award, if any, in the APP, Coty may consider the business results of the Company as well as other appropriate entities within Coty as provided in the APP.

3.3. Sign-on bonus

The Employee will be paid a sign-on gross bonus of £330,000 in the first 2 months of her employment within the Company. If the employee resigns in the first 3 years of her employment, the Employee will have to repay the full amount of this sign-on bonus, in net of social charges and taxes.

3.4. Long Term Incentive Plan
      The Employee will be eligible to participate in the Coty Inc. Equity & Long Term Incentive Plan (the “ELTIP”) in accordance with its terms.  All equity grants are subject to discretionary review and approval of Coty Inc.’s Board of Directors.  Further information will be provided to the employee on joining Coty.

      The ELTIP is contingent on the employee signing a Confidentiality and Non-Compete Agreement.

3.5. Coty Ownership Program
      The Employee will be invited to participate in the Coty ownership plan, the Elite program. Further details will be provided to the Employee on joining Coty.

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4.     Benefits

4.1.	The Employee participates in the UK Company Pension Plan. Information regarding the UK Company Pension Plan will be provided to the Employee, if there is such plan.

4.2.	The Employee will participate in such of the Company's Social Welfare Programs (health, life, disability) in the same manner and to the same extent as other employees similarly situated.
This contract is not governed by a collective bargaining agreement.

In case of illness the Company will continue to pay the base salary less such sums as the Employee is entitled to receive by way of statutory sick pay and any other sickness or invalidity benefits from any local institution, public health insurance, or any other insurance or scheme which is wholly or partly funded by a Coty or Company scheme for the period of four weeks; after a period of employment of between one to five years, the duration of sick pay as outlined in the preceding sentence shall be 13 weeks; after a period of employment of at least 5 years the duration of sick pay as outlined in the preceding sentence shall be 26 weeks.
Without prejudice to the Employee’s right to statutory sick pay ("SSP"), and provided that she complies with obligations regarding employer notification and medical certificate documentation, she will be entitled to full pay as stated above.

Any payment made hereunder in respect of a day of sickness will include the SSP entitlement and will be reduced by any other sickness benefit to which she may be entitled or any benefit to which she may be entitled under any long term disability scheme operated by the Company.

In case of death the Company shall continue to pay the base salary for a period of one (1) month following the month in which death occurred. This month's base salary will be paid to the Employee's spouse or to her estate if the Employee is not survived by a spouse.

4.3.
The Employee shall be entitled to an annual vacation of 25 work days (work days being defined as the regular office work days of the Company). On leaving the Company, the local policy will apply. Bank and public holiday entitlement is in addition to vacation entitlement, see local policy. In accordance with the holiday policy, the number of days may increase in line with length of service.

In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with her immediate Supervisor.

4.4.	The Employee is entitled to a Company car or car allowance in line with the Company Car policy.

Any work related travel shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee's immediate supervisor.

5.     Termination

5.1.
During employment either party may terminate the employment for any reason and without cause by six months’ written notice to the other party. During the Employee’s probationary period, the notice period is as outlined in the Statement of APP Terms and Conditions of Employment.

If local laws or collective bargaining agreements require different notice periods or procedures, such practices shall be equally applicable to the termination by either party.

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5.2.
The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages if the Employee commits a material or persistent breach of any of the provisions of this Agreement or is guilty of any grave misconduct or willful neglect in the discharge of her duties.

5.3.
The Company may terminate this Agreement without notice period immediately and without liability for compensation or damages due to the Employee’s willful and continued failure substantially to perform her duties (other than as a result of total or partial incapacity due to physical or mental illness) which failure continues for more than 30 days after receipt by the Employee of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination.

5.4.
If this Agreement is terminated by notice of either party, the Company may release the Employee from her work duties at any time, including, but not limited to, the request that the Employee takes annual vacation in accordance with local laws, provided that all other provisions of this Agreement continue to be in effect, including the payment of compensation until the termination becomes effective and that the Employee shall continue to receive her compensation as provided in this Agreement.

5.5.
Upon terminating her employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of her employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in her possession or control, to the Company or to such entity as Coty may direct, without right of retention.

6.     Inventions, Industrial Rights

The Employee shall disclose promptly to the Company any invention, patentable or otherwise, which during the term of employment and within one (1) year thereafter previously has been or may be hereafter conceived, developed or perfected by the Employee, either alone or jointly with another or others, and either during or outside employment, and which pertains to any activity, business, process, equipment, material, product, system or service, in which the Company has any direct or indirect interest whatsoever.

All right, title and interest in and to such inventions shall belong to the company which has employed the Employee at the time the invention was made, unless statutory local law provides otherwise. To the extent that statutory law applicable to such inventions provides for mandatory compensation, the Company and Coty are entitled to consider the payment of such separate compensation in determining the Employee's share in any bonus scheme, such as the Coty Long-Term Incentive Plan or the Coty APP.

The provisions of the preceding paragraph shall apply similarly to any other industrial or intellectual property rights which the Employee creates as part of his employment with any entity of Coty. Local laws not withstanding, the Employee will offer the exclusive right to use the invention and/or right to Coty. The Employee will reasonably cooperate with any Coty entity in any filings it makes regarding such inventions and/or rights.

The right to use any software or other computer programs prepared or amended by the Employee shall be transferred exclusively to the Company. The right to use shall be unlimited and includes the right to reproduce, amend or change the software or to transfer such rights to third parties. Compensation for the transfer of these rights shall be included in and covered by the Employee's base salary. To the extent that statutory law requires separate compensation, Coty is entitled to consider the payment of such separate compensation in determining the Employee's share in the Coty APP or Coty's Long-Term

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Incentive Plan. The Employee expressly waives any right to receive the original or copies, including author's copies, of such software or programs.

The provisions of this article shall survive the term of this Agreement and shall be binding upon the Employee's executors, administrators or assigns, unless waived in writing by the Company or Coty.

7.     Code of Business Conduct, Confidentiality

The Employee will comply with Coty Code of Business Conduct, a summary of which has been provided to the Employee.

The Employee shall not disclose, directly or indirectly, during or any time following employment, to others or use for Employee's own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty unless such use or disclosure has been approved in advance and in writing by the Company or Coty. This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of her employment with an entity of Coty.

8.     General

8.1.
This Employment Agreement relates only to the Employee's employment with the Company. Nothing within this Agreement shall be construed as to constitute an Employment Agreement with Coty or any of its entities, other than the Company. Should there be any conflict or dispute as to the terms of the Employee’s employment with the Company, the Statement of APP Terms and Conditions of Employment will prevail over this Employment Agreement.

This Agreement, including the documents expressly mentioned herein constitutes the full agreement; any verbal or prior agreements shall be null and void. Any amendments to this Agreement, including a change of this sentence, must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.

8.2.	The provisions of this Agreement shall be subject to the laws of England and Wales.

The Courts of England and Wales shall have jurisdiction over all disputes arising out of or in reference to this Agreement, provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue. Unless otherwise prohibited by local laws, the parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages.

Employee acknowledges and agrees that the Company and Coty have no adequate remedy at law for a breach or threatened breach of any of the provisions of this Agreement, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company and Coty will suffer irreparable harm that cannot be adequately compensated by money damages. Employee agrees that, in addition to any remedies at law, the Company and Coty shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed

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as prohibiting the Company or Coty from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. Employee expressly waives the claim or defense that the Company has an adequate remedy at law, unless such waiver is prohibited by law. Employee also expressly waives any requirement that the Company or Coty post bond or security prior to seeking equitable relief.

8.3.	Any grievance relating to employment should be referred to Employee's Line Manager.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement fails to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

____/s/Sebastien Froidefond_____                ____9th February 2018_________________
Sebastien Froidefond                         Date
Chief Human Resources Officer
For and on behalf of Coty Inc.

___/s/Sebastien Froidefond______                ____9th February 2018_________________
Sebastien Froidefond                         Date
Chief Human Resources Officer
For and on behalf of Coty Services UK

__/s/Esra Erkal-Paler____________                ____12th February 2018_________________
Esra Erkal-Paler                        Date
Employee

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